Exhibit 99.1
Owens & Minor, Inc.
Summary Segment Information (unaudited)
The unaudited reclassified summary segment financial information below is provided to reflect the realignment of the Company's reporting segments effective during the first quarter of 2016. The Company did not operate under the realigned structure for any of these prior periods and has begun to report comparative results under the new structure effective with the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.
Reportable segment data on a quarterly basis for the year ended December 31, 2015 and on an annual basis for the years ended December 31, 2015 and 2014 is presented in the table below:

	Year ended December 31, 2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	Year ended December 31, 2014
Net revenue:
Segment net revenue
Domestic	$2,249,705	$2,279,725	$2,321,301	$2,326,124	$9,176,855	$8,910,733
International	95,511	92,856	92,777	91,493	372,638	481,402
CPS	129,645	135,714	143,866	152,587	561,812	294,358
Total segment net revenue	2,474,861	2,508,295	2,557,944	2,570,204	10,111,305	9,686,493
Inter-segment revenue
CPS	(83,665)	(86,128)	(86,275)	(82,290)	(338,359)	(246,311)
Total inter-segment revenue	(83,665)	(86,128)	(86,275)	(82,290)	(338,359)	(246,311)
Consolidated net revenue	$2,391,196	$2,422,167	$2,471,669	$2,487,914	$9,772,946	$9,440,182

Operating earnings (loss):
Domestic	$38,106	$38,394	$41,979	$44,466	$162,944	$165,769
International	(337)	1,181	1,649	706	3,198	(6,808)
CPS	13,182	13,850	16,604	18,296	61,932	46,527
Inter-segment eliminations	(60)	142	(526)	(368)	(811)	(2,950)
Acquisition-related and exit and realignment charges (1)	(9,916)	(5,707)	(6,134)	(6,647)	(28,404)	(42,801)
Fair value adjustments related to purchase accounting	—	—	—	—	—	3,706
Other (2)	—	—	—	1,500	1,500	(3,907)
Consolidated operating earnings	$40,975	$47,860	$53,572	$57,953	$200,359	$159,536

Depreciation and amortization:
Domestic	$9,083	$8,888	$8,621	$7,834	$34,425	$35,499
International	4,895	4,743	4,792	4,473	18,903	19,837
CPS	2,191	2,150	2,034	1,803	8,180	2,087
Consolidated depreciation and amortization	$16,169	$15,781	$15,447	$14,110	$61,508	$57,423

Capital expenditures:
Domestic	$8,009	$3,349	$2,041	$3,911	$17,310	$52,059
International	2,915	7,875	7,235	133	18,158	18,279
CPS	642	35	96	375	1,148	470
Consolidated capital expenditures	$11,566	$11,259	$9,372	$4,419	$36,616	$70,808

(1)The years ended December 31, 2015 and 2014 include $4.5 million ($3.0 million in first quarter, $1.2 million in second quarter and $0.3 million in third quarter) and $6.0 million, respectively, of accelerated amortization related to an information system that was replaced in the International segment.

(2) Contract claim settlement in 2014 of which $1.5 million was recovered in the fourth quarter of 2015.